UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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SEMPRA ENERGY

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Notes: Reg. (s) 240.14a-101 SEC 1913 (3-99)

On and after May 10, 2021, Sempra Energy intends to send the following email correspondence to certain of its shareholders regarding matters to be voted upon at its 2021 Annual Shareholders Meeting.

Dear [Shareholder]:

We appreciate the ongoing opportunity to engage with you concerning our goal to achieve net-zero emissions by 2050 on scopes one, two and three, our action plan framework to do so, and our related disclosure practices, including our climate-lobbying disclosure. As you are aware, this year Sempra received a shareholder proposal (Proposal 5) requesting a report on alignment of our lobbying activities (direct and through trade associations) with the Paris Agreement. As described in our proxy statement beginning on page 40, we believe our existing lobbying disclosures, including the board-evaluated report addressing alignment of these activities with the Paris Agreement (posted on the “Political Engagement and Contributions” section of our website), provide all material information needed by our investors to understand and evaluate the extent and scope of our lobbying activities as they relate to climate. As a result, the disclosure requested by the proposal would be duplicative and unnecessary. To the extent that more detailed disclosure is deemed helpful by stakeholders, we believe that a standardized disclosure template to be used by trade associations, as described below, would lead to more consistent and useful climate-related lobbying disclosure.

Climate-Related Lobbying Disclosure

In evaluating their role in the global energy transition, companies may consider how their activities align with the Paris Agreement, including their direct and indirect (through trade associations) lobbying activities. Without the use of disclosure standards or frameworks by trade associations to share their climate positions and related lobbying activities, individual member companies conducting their own alignment reviews must independently evaluate and characterize trade associations’ respective policy positions. As a result, different companies may characterize a single association’s climate position, policies and activities in very different ways, and investors may not gain consistent insights.

An Alternative Solution: A Standardized Disclosure Template for Trade Associations

We believe there is an opportunity to promote meaningful, uniform disclosure standards for trade associations engaged in energy policy matters to disclose their climate positions and related lobbying activities and, in turn, to support companies’ evaluations of how those positions and activities align with their own.

Sempra Energy intends to work to advance a standardized disclosure template for use by trade associations for the purpose of sharing their climate positions and related lobbying activities. We believe that annual completion of a standardized disclosure template by trade associations would better enable companies to consistently evaluate the alignment of their own climate positions with those of the trade associations, and would also enable investors to more easily evaluate that alignment.

Next Steps:

1.

Starting in Q2 2021, Sempra plans to engage with its trade associations that are involved in energy policy matters and certain peer member companies for the purpose of advancing a standardized template for these trade associations to use in disclosing their climate positions and related lobbying activities.

2.	The goal will be to make available a proposed standardized disclosure template in the second half of 2021.

3.

Sempra then plans to request that its trade associations complete the template and provide the information to their member companies for use in their own evaluations and disclosures, in both cases starting in Q1 2022.

In summary, we are confident that we already provide the information requested by Proposal 5 in our robust climate-lobbying disclosures. We also believe that a more meaningful way to promote consistent and useful disclosure in this area would be to advance a standardized disclosure framework for use by trade associations, which could provide investors (including Sempra shareholders) with more comparable climate-related lobbying disclosures.

If you have any questions regarding our proxy statement or the additional information provided herein, we would be happy to speak with you.

Regards,

[Sempra Team]